Exhibit 99.1

July 16, 2007 Press Release

Traffix, Inc. Reports Second Quarter 2007 Results
Monday July 16, 8:30 am ET

Board Declares Dividend of $0.08 Per Share

PEARL RIVER, N.Y.--(BUSINESS WIRE)--Traffix, Inc. -- (NASDAQ:TRFX - News), a premier interactive media company, today reported results for the second quarter ended May 31, 2007.

Net Revenue for the quarter was $19.8 million, representing an increase of $0.8 million, or 4.4%, when compared to net revenue of $19.0 million for the second quarter of fiscal 2006. Income from operations for the quarter was $1.10 million, representing a 2.2% increase, when compared to income from operations of $1.08 million for the second quarter of fiscal 2006. Adjusted-EBITDA (1) for the second quarter of fiscal 2007 was $1.7 million, a decrease of 13.5% from $2.0 million in the comparable quarter of 2006. Net income for the quarter was $765,000, or $0.05 per diluted share, compared to net income of $637,000, or $0.04 per diluted share, in the comparable quarter of 2006.

On a sequential basis, net revenue for the quarter was $19.8 million, representing an increase of $1.8 million, or 9.9%, when compared to net revenue of $18.0 million in the first quarter of fiscal 2007. Income from operations for the quarter was $1.10 million, representing a sequential increase of approximately $0.1 million, when compared to $1.00 million in first quarter fiscal 2007 income from operations. Adjusted-EBITDA for the quarter was $1.7 million, representing an approximate sequential increase of $0.1 million, or 5.0%, when compared to Adjusted-EBITDA of $1.6 million in the first quarter of fiscal 2007. Diluted earnings per share were $0.05 in both the first and second quarters of fiscal 2007.

Jeffrey L. Schwartz, Chairman and Chief Executive Officer of Traffix, stated, "We are pleased with our sequential revenue growth of nearly 10%, and currently see positive trends for the remainder of the fiscal year. Traffix continues to see growth across the majority of our operations, including Send Traffic and Hot Rocket, as well as our core web-content-businesses. Much of the growth can be attributed to the infrastructure and content investments that we have made, and continue to make. Currently, there is strong momentum within the online direct marketing community at large, and we have been able to take advantage of this as well."

Mr. Schwartz concluded, "We remain optimistic that the balance of fiscal 2007 will continue our profitability trend, provide liquidity in excess of our planned operating needs, and allow us to devote time to our search for growth through the identification of strategic opportunities, as well as by organic means."

The Company reported that the Board of Directors declared a dividend of $0.08 per share to shareholders of record as of August 1, 2007, payable on or about August 10, 2007.

About Traffix, Inc.:

Traffix, Inc. is a premier interactive media company that develops its own content and builds communities tailored to consumers' specific interests and lifestyles. Its full solution marketing services group delivers media, analytics and results to third parties through its four business groups:

•
Traffix (http://www.traffixinc.com) offers marketers brand and performance based distribution solutions though the Traffix network of entertaining web destinations, via its proprietary ad-serving optimization technology.

•	SendTraffic (http://www.sendtraffic.com) is a performance focused, search engine marketing firm focused on building online presence, optimizing marketing expenditures and retaining customers.

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•
Hot Rocket Marketing (http://www.hotrocketinc.com) is an online direct-response media firm servicing advertisers, publishers and agencies by leveraging vast online inventory across sites, networks, search engines and email to drive users to client web properties, generating qualified leads, registrations and sales.

•
mxFocus (http://www.mxfocus.com) develops and distributes content and services for mobile phones and devices and provides interactive mobile media solutions for advertisers, marketers and content providers.

For more information about Traffix, Inc., visit the website at www.traffixinc.com.
This release contains certain forward-looking statements and information relating to Traffix that are based on the beliefs of Traffix's management, as well as assumptions made by and information currently available to the Company. Such statements reflect the current views of the Company with respect to future events including estimates and projections about Traffix's business based on certain assumptions of Traffix's management, including those described in this Release. These statements are not guarantees of future performance and involve risk and uncertainties that are difficult to predict, including changes in demand for the Company's services and products, changes in technology and the regulatory environment affecting the Company's business, and difficulties encountered in the integration of acquired businesses. Should one or more of these underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected. The Company does not intend to update these forward-looking statements.
You may register to receive Traffix's future press releases or to download a complete Digital Investor Kit(TM) including press releases, regulatory filings and corporate materials by clicking on the "Digital Investor Kit(TM)" icon at www.kcsa.com.

(1) Adjusted-EBITDA is defined as GAAP (Generally Accepted Accounting Principles) Income from Operations before depreciation, amortization and stock-based compensation. Please see the attached schedule for a reconciliation of Adjusted-EBITDA to GAAP Income from Operations, and a discussion of why the Company believes Adjusted-EBITDA is a useful financial measure to investors and how Company management uses this financial measure.

TRAFFIX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	May 31,	November 30,
	2007	2006
	Unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,382,762	$8,972,197
Marketable securities	20,484,815	21,433,775
Accounts receivable, trade, net of
allowance for doubtful accounts of
$1,039,463 at May 31, 2007 and $1,079,661
at November 30, 2006	8,680,336	8,975,402
Deferred income taxes	395,229	451,909

Prepaid expenses and other current assets	664,371	957,674

Total current assets	38,607,513	40,790,957

Property and equipment, net	1,884,620	1,965,183
Goodwill	9,929,946	7,913,007
Other intangibles, net	2,830,405	1,210,257
Deferred income taxes	982,749	846,223

Total assets	$54,235,233	$52,725,627

Liabilities

Current liabilities:
Accounts payable	$4,709,058	$4,692,374
Accrued expenses	3,051,136	3,831,223
Due to related parties	90,000
Income taxes payable	327,432	470,000

Total liabilities	8,087,626	9,083,597

Minority interest	-	313,637
Commitments and contingencies
Shareholders' equity
Preferred stock - $.001 par value; 1,000,000
shares authorized; none issued and
outstanding	-	-
Common stock - $.001 par value; authorized
50,000,000 shares; issued and outstanding
14,968,624 shares and 14,365,671 shares,
respectively	14,968	14,365
Additional paid-in capital	44,760,678	42,286,760
Retained earnings	-	-
Accumulated other comprehensive income	1,371,961	1,027,268

Total shareholders' equity	46,147,607	43,328,393

Total liabilities and shareholders'
equity	$54,235,233	$52,725,627

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TRAFFIX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended		Six Months Ended
	May 31,	May 31,	May 31,	May 31,
	2007	2006	2007	2006
Net revenue	$19,800,440	$18,964,132	$37,834,671	$35,986,944
Cost of revenue	13,564,135	11,876,559	25,459,624	22,830,169

GROSS PROFIT	6,236,305	7,087,573	12,375,047	13,156,775

Selling expenses	1,179,438	1,826,296	2,261,407	3,210,166
General and
administrative
expenses	4,045,161	4,172,235	8,034,773	8,082,156
Bad debt (recapture)
expense	(91,272)	10,026	(27,851)	94,312

INCOME FROM
OPERATIONS	1,102,978	1,079,016	2,106,718	1,770,141

Other income
(expense):
Interest income and
dividends	294,601	254,380	574,827	496,372
Realized Gains
(losses) on
marketable
securities	17,548	36,654	(18,352)
Other non-operating
income(expense)	(7,470)	(26,468)	677	(22,351)
Minority interest in
income of
Consolidated
subsidiary	-	(87,905)	(48,000)	(288,000)

INCOME BEFORE
PROVISION FOR
INCOME TAXES	1,407,657	1,219,023	2,670,876	1,937,810

Provision for income
taxes	642,778	582,062	1,227,774	878,131

NET INCOME	$764,879	$636,961	$1,443,102	$1,059,679

Basic earnings per
share:
Net income	$0.05	$0.04	$0.10	$0.07
Weighted average
shares outstanding	14,899,552	14,271,369	14,661,972	14,249,337

Diluted earnings per
share:
Net income	$0.05	$0.04	$0.10	$0.07
Weighted average
shares outstanding	15,070,141	14,487,693	14,996,014	14,451,079
Cash dividends
declared per common
share	$0.08	$0.08	$0.16	$0.16

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	May 31,	November 30,
	2007	2006
Working Capital	$30,519,887	$31,707,360
Current Ratio	$4.77	$4.49
Combined Cash and Marketable Securities	$28,867,577	$30,405,972
Common Stock Issued and Outstanding	14,968,624	14,365,671
Tangible Book Value Per Share	$2.23	$2.38
Combined Cash and Marketable Securities per
share	$1.93	$2.12

Other Unaudited Operations Data
for the periods presented:

	Three months ended

	May 31,	May 31,
	2007	2006
Adjusted-EBITDA:
Income from Operations	$1,102,978	$1,079,016
Add:
Depreciation and amortization	524,478	577,017
Stock-based compensation	64,930	301,095

Adjusted-EBITDA	$1,692,386	$1,957,128

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	Six months ended

	May 31,	May 31,
	2007	2006
Adjusted-EBITDA:
Income from Operations	$2,106,718	$1,770,141
Add:
Depreciation and amortization	1,037,555	1,153,573
Stock-based compensation	158,961	473,335

Adjusted-EBITDA	$3,303,234	$3,397,049

Note 1 - "Adjusted-EBITDA" (earnings before interest, taxes, depreciation, amortization, and stock-based compensation) included in this press release is a non-GAAP financial measure.
Adjusted-EBITDA, as defined above, may not be similar to Adjusted-EBITDA measures used by other companies and is not a measurement under GAAP. Management believes that Adjusted-EBITDA provides useful information to investors about the Company's performance because it eliminates the effects of period-to-period changes in costs associated with capital investments, income from interest on the Company's cash and marketable securities, and stock-based compensation which are not directly attributable to the underlying performance of the Company's business operations. Though management finds Adjusted-EBITDA useful for evaluating aspects of the Company's business, its reliance on this measure is limited because excluded items often have a material effect on the Company's earnings and earnings per common share calculated in accordance with GAAP. Nevertheless, the Company prefers to allow investors to have this supplemental metric since, with a reconciliation to GAAP, it may provide greater insight into the Company's financial results.

Contact:
Traffix, Inc.
Daniel Harvey, CFO, 845-620-1212 ext. 231
danh@traffixinc.com
or
KCSA
Todd Fromer / Beth More, 212-682-6300 ext. 215/224
tfromer@kcsa.com / bmore@kcsa.com
http://www.kcsa.com

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